EXHIBIT 1.2
HINES GLOBAL REIT, INC.
Up to 352,631,579 Shares of Common Stock
SELECTED DEALER AGREEMENT
Ladies and Gentlemen:
     Hines Real Estate Securities, Inc., as the dealer manager (“Dealer Manager”) for Hines Global REIT, Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company subject to the following terms:
     I. Dealer Manager Agreement
     The Dealer Manager and the Company have entered into that certain Dealer Manager Agreement dated ___, 2009, in the form attached hereto as Exhibit “A” hereto (the “Dealer Manager Agreement”). By your execution and acceptance of this Selected Dealer Agreement, you will become one of the Dealers referred to in such Dealer Manager Agreement between the Company and the Dealer Manager and will be entitled and subject to the provisions contained in such Dealer Manager Agreement, including, but not limited to, the representations and warranties and the indemnifications contained in such Dealer Manger Agreement, including specifically the provisions of Section 4.4 of such Dealer Manager Agreement wherein each Dealer, upon the execution of this Selected Dealer Agreement, severally agrees to indemnify and hold harmless, among others, the Company, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company and the Dealer Manager within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the matters set forth in said Section 4.4 of the Dealer Manager Agreement. Such indemnification obligations shall survive the termination of this Selected Dealer Agreement and the Dealer Manager Agreement. Except as otherwise specifically stated herein, all terms used in this Selected Dealer Agreement have the meanings provided in the Dealer Manager Agreement. The Shares are offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”).
     Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Selected Dealer Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations except as set forth in the Prospectus and Authorized Sales Materials.
     II. Submission of Orders
     Those persons who purchase Shares will be instructed by the Dealer to make their checks payable to “UMB Bank, N.A., as Escrow Agent for Hines Global REIT, Inc.” where appropriate, or directly to Hines Global REIT, Inc. after the Minimum Offering has been achieved or any higher minimum offering as may be required by various states, as specified in the Prospectus or in any memorandum delivered to you (“Higher Minimum Offering”). Dealer hereby agrees to be bound by the terms of the Escrow Agreement executed as of ___, 2009, by UMB Bank, N.A., as escrow agent, the Dealer Manager and the

Company. Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article II. Transmittal of received investor funds will be made in accordance with the following procedures:
     Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by the end of the next business day following receipt by the Dealer to the Company for deposit with an escrow agent, where appropriate, or for deposit directly with the Company after the Minimum Offering or Higher Minimum Offering, as applicable, has been achieved.
     Where, pursuant to the Dealer’s internal supervisory procedures, final and internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit by the end of the next business day following receipt at a different location by the Final Review Office such checks to the Company for deposit with an escrow agent, where appropriate, or for deposit directly with the Company after the Minimum Offering or Higher Minimum Offering, as applicable, has been achieved.
     III. Pricing
     Except as may be otherwise provided for in the “Plan of Distribution” section of the Prospectus, Shares shall be offered to the public at the offering price of $10.00 per Share and Shares shall be offered pursuant to the Company’s distribution reinvestment plan at $9.50 per Share. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of 250 Shares is required. Except as otherwise indicated in the Prospectus, additional investments may be made in minimum increments of at least $50.00. The Shares are nonassessable.
     IV. Dealers’ Commissions
     Except for volume discounts described in the “Plan of Distribution” section of the Prospectus, which volume discounts shall be the responsibility of the Dealer to provide to investors who qualify, and except as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s selling commissions applicable to the Shares sold by Dealer which it is authorized to sell hereunder is 7.0% of the gross proceeds of Shares sold by it in the primary offering and accepted and confirmed by the Company, which commissions shall be payable by the Dealer Manager. No selling commissions shall be paid with respect to Shares issued and sold pursuant to the Company’s reinvestment plan. For these purposes, Shares shall be deemed to be “sold” if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, the Company has accepted the subscription agreement of such subscriber, such Shares have been fully paid for and the Minimum Offering or Higher Minimum Offering, as applicable, has been obtained. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commissions from the Company. In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, reallow a portion of its dealer manager fee to Dealers participating in the Offering of Shares as a marketing fee, in an amount up to 1.5% of the gross proceeds of Shares sold by Dealer in the primary offering; and may pay out of a portion of its dealer manager fee up to 1% of the gross proceeds of Shares sold by Dealer in the primary offering as additional reimbursements of distribution and marketing-related costs and expenses, such as costs associated with attending or sponsoring conferences, technology costs, and other distribution and marketing-related costs and expenses of such Dealer. As set forth in Section 3.3 of the Dealer Manager Agreement, the Dealer Manager may reimburse the Dealers up to 0.5% of gross proceeds raised in the Offering for bona fide out-of-pocket itemized and detailed due diligence expenses. The terms and conditions for payment of the fees and/or reimbursement arrangements shall be specified in Schedule I to this Selected Dealer Agreement. The Dealer shall have the responsibility for disclosing to investors the terms of any such selling commissions, marketing fee or other reimbursement or payment and any preferential treatment provided to the Dealer Manager in connection therewith, if applicable and to the extent required.
     The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the Offering is limited to such commission from the Dealer Manager, the payments provided for on Schedule I to this Selected Dealer Agreement, if any, and Dealer’s indemnity referred to in Section 4 of the Dealer Manager Agreement, and that the Company is not liable or responsible for such payments to the Dealer.
     V. Payment
     Payments of selling commissions will be made by the Dealer Manager (or by the Company as provided in the Dealer Manager Agreement) to Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company.
     VI. Right to Reject Orders or Cancel Sales
     All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a Subscription Agreement and the required check or wire transfer in payment for the Shares may be rejected. Issuance of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission or other payment theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Dealer Manager shall have the right to offset amounts owed against future commissions or other payments due and payable to said Dealer. Notwithstanding anything else herein to the contrary, no commissions, payments or amounts whatsoever will be paid to Dealer unless and until the Minimum Offering or Higher Minimum Offering, as applicable, is achieved.

     VII. Prospectus and Supplemental Information
     Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Shares, except as set forth in the Prospectus and any Authorized Sales Materials. The Dealer Manager shall promptly notify Dealers of any supplement or amendment to the Prospectus or Authorized Sales Materials. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such Authorized Sales Materials. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of the Shares or any other securities. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously authorized or approved by the Dealer Manager. Each Dealer agrees to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Selected Dealer Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act. On becoming a Dealer, and in offering and selling Shares, Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act.
     VIII. License and Association Membership
          A. Dealer’s acceptance of this Selected Dealer Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is currently, and at all times while performing its functions under this selected Dealer Agreement will be, a properly registered broker-dealer under the Exchange Act, is duly licensed as a broker-dealer and authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This Selected Dealer Agreement shall automatically terminate if the Dealer (a) ceases to be a member in good standing of FINRA, (b) is subject to a FINRA suspension, or (c) its registration as a broker-dealer under the Exchange Act is terminated or suspended. Dealer agrees to notify the Dealer Manager immediately in writing if Dealer (a) ceases to be a member in good standing with FINRA, (b) is subject to a FINRA suspension, or (c) its registration as a broker-dealer under the Exchange Act is terminated or suspended. Dealer hereby agrees to abide by all applicable FINRA rules, including NASD Conduct Rules, specifically including, but not limited to, NASD Rules 2420, 2730, 2740 and 2750.

          B. Dealer Manager represents and warrants that it is currently, and at all times while performing its functions under this Selected Dealer Agreement will be, a properly registered broker-dealer under the Exchange Act and under state securities laws to the extent necessary to perform the duties described in this Selected Dealer Agreement, and that it is a member in good standing with FINRA. The Dealer Manager agrees to notify Dealer immediately in writing if it ceases to be a member in good standing with FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Dealer Manager hereby agrees to abide by all applicable FINRA rules, including NASD Conduct Rules, specifically including, but not limited to, NASD Rules 2420, 2730, 2740 and 2750.
     IX. Anti-Money Laundering Compliance Programs
     Dealer’s acceptance of this Selected Dealer Agreement constitutes a representation to the Company and the Dealer Manager that Dealer has established and implemented an anti-money laundering compliance program and customer identification program (“AML Program”) in accordance with applicable FINRA rules, including NASD Conduct Rules, SEC Rules and the Bank Secrecy Act, Title 31 U.S.C. Sections 5311-5355, as amended by the USA PATRIOT Act, and related regulations (31 C.F.R. Part 103), specifically including, but not limited to, 31 U.S.C. 5318(h) (Anti-Money Laundering Programs) requiring financial institutions, including securities broker-dealers, to establish anti-money laundering programs reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company and 31 C.F.R. 103.122 (Customer Identification Programs for broker-dealers) (the “AML Rules”). In addition, Dealer represents that it has established and implemented a program for compliance with Executive Order 13224 and all regulations and programs administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC Program”), and will continue to maintain its AML and OFAC Programs consistent with AML Rules and OFAC requirements during the term of this Selected Dealer Agreement Upon request by the Dealer Manager at any time, Dealer hereby agrees to (a) furnish a copy of its AML Program and OFAC Program to the Dealer Manager for review, and (b) furnish a copy of the findings and any remedial actions taken in connection with Dealer’s most recent independent testing of its AML Program and/or its OFAC Program.
     The Dealer Manager shall have the right, upon reasonable notice to Dealer, but not the obligation, to audit and/or monitor Dealer’s AML Program and OFAC Program. In any such event, Dealer agrees to cooperate with the Dealer Manager’s auditing and monitoring of Dealer’s AML Program and its OFAC, Program by providing, upon request, information, records, data and exception reports related to any customers of Dealer purchasing Shares in the Company (“Dealer’s Customers”). Such documentation could include, among other things, copies of Dealer’s AML Program and its OFAC Program; documents maintained pursuant to Dealer’s AML Program and its OFAC Program related to Dealer’s Customers; any suspicious activity reports filed related to Dealer’s Customers; audits and any exception reports related to Dealer’s AML activities; and any other files maintained related to Dealer’s Customers. In the event that such documents reflect, in the opinion of the Dealer Manager, a potential violation of Dealer Manager’s AML or OFAC requirements, Dealer will permit the Dealer Manager to further inspect relevant books and records related to Dealer’s Customers and/or Dealer’s compliance with AML or OFAC requirements. Notwithstanding the foregoing, Dealer shall not be required to provide to Dealer Manager any documentation that, in Dealer’s reasonable judgment, would cause Dealer to lose the benefit of attorney-client privilege or other privilege which Dealer would be entitled to assert relating to the discoverability of documents in any civil or criminal proceedings. Dealer hereby represents that it is currently in compliance with all AML Rules and all OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under 31 C.F.R. 103.122. Dealer hereby agrees: (A) to perform and carry out, on behalf of both the Dealer Manager and the Company, the Customer Identification Program requirements in accordance with 31 C.F.R. 103.122 and applicable SEC, FINRA, including NASD, and Treasury Department Rules thereunder, and (B) to provide an annual certification to the Dealer Manager that, as of the date of such certification, (1) it has implemented and is continuing to implement its AML Program and its OFAC Program, (2) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements, and (3) it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under 31 C.F.R. 103.122.
     X. Limitation of Offer; Suitability
     Dealer will offer Shares only to persons who meet the suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required.
     In offering Shares, Dealer will make every reasonable effort to determine the purchase of the Shares is a suitable and appropriate investment for each purchaser of the Shares pursuant to a subscription agreement solicited by Dealer and will comply with the requirements imposed upon it by the Prospectus, the Securities Act, the Exchange Act, applicable Blue Sky laws, and all applicable FINRA rules, including NASD Conduct Rules, as well as all other applicable rules and regulations relating to suitability of investors and prospectus delivery requirements, including without limitation, the provisions of Article III.C. and Article III.E.1. of the NASAA REIT Guidelines. Nothing contained in this Selected Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards set forth in the Prospectus, or to relieve Dealer from the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of this Prospectus.
     Dealer further represents, warrants and covenants to the Dealer Manager that neither Dealer nor any person associated with Dealer, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (a) applicable provisions of the Prospectus; (b) applicable laws of the jurisdiction of which such investor is a resident; or (c) applicable FINRA rules, including NASD Conduct Rules. Dealer agrees to ensure that, in recommending or otherwise facilitating the purchase, sale or exchange of Shares to an investor, each Dealer, or person associated with Dealer, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period provided in such Rules) concerning his age, investment objectives, investment experience, income, net worth, other investments, financial situation and needs, and any other information known to Dealer, or person associated with Dealer, that (a) the investor is in a financial position appropriate to enable him to benefit from an investment in the Shares based upon the investor’s investment objectives and overall portfolio structure; (b) the investor has a fair market net worth sufficient to bear the economic risk inherent in an investment in Shares in the amount proposed, including loss, and lack of liquidity of such investment; (c) that the investor has an apparent understanding of the fundamental risks of an investment in Shares, the lack of liquidity of the Shares, the background and qualifications of the sponsor, the Advisor to the Company and their affiliates, and the tax consequences of an investment in the Shares; and (d) an investment in Shares is otherwise suitable for such investor. Dealer further represents, warrants and covenants that Dealer, or a person associated with Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Dealer agrees to retain such documents and records in Dealer’s records for a period of six years from the date of the applicable sale of Shares and to make such documents and records available to (a) the Dealer Manager and the Company upon request, and (b) to representatives of the SEC, FINRA and applicable state securities administrators upon Dealer’s receipt of an appropriate request for documents from any such agency. Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of Dealer’s customer and his or her signature on a Subscription Agreement.
     XI. Due Diligence; Adequate Disclosure
     Prior to offering the Shares for sale, Dealer shall have conducted an inquiry such that Dealer has reasonable grounds to believe, based on information made available to Dealer by the Company or the Dealer Manager through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, each Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (a) items of compensation; (b) physical properties; (c) tax aspects; (d) financial stability and experience of the Company and its advisor; (e) conflicts and risk factors; and (f) appraisals and other pertinent reports.
     Notwithstanding the foregoing, each Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another Dealer, provided that: (a) such Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such other Dealer; (b) the results of the inquiry were provided to Dealer with the consent of the other Dealer conducting or directing the inquiry; and (c) no Dealer that participated in the inquiry is an affiliate of the Company.
     Prior to the sale of the Shares, each Dealer shall inform each prospective purchaser of Shares of pertinent facts relating to the Shares including specifically the lack of liquidity and lack of marketability of the Shares during the term of the investment.

     XII. Compliance with Record Keeping Requirements
     Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Dealer further agrees to keep such records with respect to each customer who purchases Shares, his suitability and the amount of Shares sold and to retain such records for such period of time as may be required by the SEC, any state securities commission, FINRA or the Company.
     XIII. Customer Complaints
     Each party hereby agrees to promptly provide to the other party copies of any written or otherwise documented complaints from customers of Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by the Dealer Manager or Dealer), the Shares or the Company.
     XIV. Effectiveness; Termination; Amendment
     This Selected Dealer Agreement shall become effective upon the execution hereof by Dealer and receipt of such executed Selected Dealer Agreement by the Dealer Manager; provided, however, that in the event of the execution of this Selected Dealer Agreement prior to the time that the Registration Statement becomes effective with the SEC, this Selected Dealer Agreement shall not become effective prior to the Registration Statement becoming effective with the SEC and shall instead become effective simultaneously with the effectiveness of the Registration Statement.
     Dealer will immediately suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. The Dealer Manager or the Dealer may terminate this Selected Dealer Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Selected Dealer Agreement and the exhibits and schedules hereto shall constitute the entire agreement of the parties and shall supersede all prior agreements, if any, between the parties hereto.
     This Selected Dealer Agreement may be amended at any time by the Dealer Manager upon providing 30 days written notice to the Dealer, provided that any such amendment shall be deemed accepted and agreed to by Dealer upon placing an order for sale of Shares after he has received such notice.
     XV. Privacy Laws
     Each of the Dealer Manager and Dealer hereby agrees to abide by and comply with (a) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (b) the privacy standards and requirements of any other applicable Federal or state law, and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

     XVI. Notice
     All notices will be in writing and will be duly given to the Dealer Manager when mailed to the attention of Robert F. Muller, Jr., President, Hines Real Estate Securities, Inc. at 2800 Post Oak Boulevard, Suite 4700, Houston, Texas 77056-6118, and to Dealer when mailed to the address specified by Dealer herein.
     XVII. Attorney’s Fees and Applicable Law
     In any action to enforce the provisions of this Selected Dealer Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Selected Dealer Agreement shall be construed under the laws of the State of Texas and shall take effect when signed by Dealer and countersigned by the Dealer Manager. Dealer and Dealer Manager hereby acknowledge and agree that venue for any action brought hereunder shall lie exclusively in Houston, Texas.
     XVIII. Severability
     In the event that any court of competent jurisdiction declares any provision of this Selected Dealer Agreement invalid, such invalidity shall have no effect on the other provisions hereof; which shall remain valid and binding and in full force and effect, and to that end the provisions of this Selected Dealer Agreement shall be considered severable.
     XIX. No Waiver
     Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Selected Dealer Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.
     XX. Assignment
     This Selected Dealer Agreement may not be assigned by either party, except with the prior written consent of the other party. This Selected Dealer Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

     XXI. Authorization
     Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Selected Dealer Agreement as contemplated herein, and that the individual who has signed this Selected Dealer Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Selected Dealer Agreement.

THE DEALER MANAGER: HINES REAL ESTATE SECURITIES, INC.
By:
Robert F. Muller, Jr.
President -- Retail Distribution

We have read the foregoing Selected Dealer Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and that the Errors and Omissions Insurance information set forth below is true and accurate, and we agree to advise you of any changes to the information listed on this signature page during the term of this Selected Dealer Agreement.
1. Identity of Dealer:

Name:

Type of entity:

	(to be completed by Dealer)	(corporation, partnership or proprietorship)

Organized in the State of:

	(to be completed by Dealer)	(State)

Licensed as broker-dealer in the following States:

(to be completed by Dealer)

Tax I.D. #:

2. Errors and Omissions Insurance Information:

Name of Insurance Company:

Amount of E&O Insurance:

Policy Number:

3. Person to receive notice pursuant to Section XVI:

Name:

Company:

Address:

City, State and Zip Code:

Telephone ( ) No.:

Telefax ( ) No.:

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